Exhibit 99.2

Contact: Rob Jorgenson

724-465-5448

TO BE RELEASED

Tuesday, October 23, 2012

S&T Bancorp Declares Quarterly Cash Dividend

Indiana, Pennsylvania – The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.15 per share cash dividend at its regular meeting held October 22, 2012. The dividend is payable November 23, 2012 to shareholders of record on November 8, 2012. This dividend compares to a common stock dividend of $0.15 per share for the second quarter of 2012 and represents a 3.6 percent annualized yield using the October 22, 2012 closing price of a share of S&T common stock of $16.63.

About S&T Bancorp, Inc.

Headquartered in Indiana, PA, S&T Bancorp, Inc. operates offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson, Washington and Westmoreland counties. With assets of $4.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit http://www.stbancorp.com.